UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) May 6, 2022
NORDSTROM, INC.
(Exact name of registrant as specified in its charter)

Washington	001-15059	91-0515058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1617 Sixth Avenue, Seattle, Washington 98101
(Address of principal executive offices)
Registrant’s telephone number, including area code (206) 628-2111
Inapplicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, without par value	JWN	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement
On May 6, 2022, Nordstrom, Inc. (the “Company”) entered into a Revolving Credit Agreement (the “New Facility”) with each of the initial lenders named therein as lenders; Wells Fargo Bank, National Association, as agent; Bank of America, N.A. and U.S. Bank National Association as co-syndication agents; and JPMorgan Chase Bank, National Association and Fifth Third Bank, National Association, as co-documentation agents. The New Facility is for a maximum principal amount of $800 million and replaced the Company’s existing $800 million secured revolving credit facility which was scheduled to expire in September 2023. The New Facility is available for working capital, capital expenditures and other lawful corporate purposes, including loans to the Company’s Subsidiaries. As was the case under the Company’s prior revolving credit agreement, Company obligations under the New Facility are secured by substantially all of the Company’s and certain Company subsidiaries’ personal and intellectual property assets and are guaranteed by certain Company subsidiaries, provided, however, that the Company’s obligation to secure borrowings under the New Facility will be eliminated in the event that: (a) no default exists, and (b) either (i) the Company has an unsecured debt rating that is investment grade from two of the following three rating agencies: Moody’s, S&P, or Fitch, or (ii) the Company has one investment grade rating and achieves two consecutive quarters of a leverage ratio of less than 2.5 times.
Under the New Facility, the Company will pay a facility fee and a variable rate of interest on outstanding amounts, in each case based on the Company’s debt rating. Based upon the Company’s current debt rating, a facility fee of 0.20% will be paid on the total capacity of the facility. In addition, each borrowing will result in a rate of interest for the interest period of such borrowing at a forward-looking term rate based on SOFR plus a margin of 1.425%, or the base rate as defined in the agreement plus a margin of 0.425%, on the outstanding principal balance of revolving loans denominated in U.S. Dollars; and a rate of interest of the CDOR Rate plus a margin of 1.425% on for the interest period of the outstanding principal balance of revolving loans denominated in Canadian Dollars. In addition, for all term SOFR borrowings, a credit spread adjustment of 0.10% will be added to the rate of interest that is charged on outstanding amounts. The New Facility expires May 6, 2027, subject to extension for up to two years in accordance with the agreement. The New Facility contains customary representations, warranties and covenants which are substantially similar to those in the 2018 credit agreement, including the requirement to maintain a leverage ratio.
The foregoing summary of the New Facility is qualified in its entirety by the full text of the agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2022.
Many of the banking firms that are a party to the New Facility or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the Company and certain of its subsidiaries and affiliates, for which service they have in the past received, and may in the future receive, compensation and reimbursement of expenses.
ITEM 1.02 Termination of a Material Definitive Agreement
The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 1.02. On May 6, 2022, in connection with the New Facility described in Item 1.01, the Company terminated its Revolving Credit Agreement dated September 26, 2018, with the financial institutions named therein as lenders; Bank of America, N.A. as administrative agent; and Wells Fargo Bank, National Association and U.S. Bank, National Association as co-syndication agents.
ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosure provided in Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 2.03. The New Facility contains provisions relating to default and acceleration of our payment obligations upon the occurrence of an event of default, including without limitation: nonpayment of principal, interest, fees or other amounts; any representation or warranty proving to have been materially incorrect when made or confirmed; failure to perform or observe covenants set forth in the loan documentation within a specified period of time after such failure; cross-defaults to other indebtedness and monetary judgment defaults above certain threshold amounts; bankruptcy and insolvency defaults; actual invalidity of any loan documentation with respect to the New Facility or assertion of such invalidity by us; and customary ERISA defaults.

The Company has the option to increase the revolving commitment by up to $200 million to a maximum aggregate amount under the New Facility, to a whole of $1 billion, provided that it first obtains written consent for the increase from each lender that is increasing its commitment.
ITEM 9.01 Financial Statements and Exhibits

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORDSTROM, INC.
(Registrant)

/s/ Ann Munson Steines
Ann Munson Steines
Chief Legal Officer,
General Counsel and Corporate Secretary

Date: May 12, 2022